UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Selectica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SELECTICA, INC.

1740 Technology Drive, Suite 450

San Jose, California 95110

November 19, 2007

TO THE STOCKHOLDERS OF SELECTICA, INC.

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Selectica, Inc. (the “Company”), which will be held at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 450, San Jose, California, 95110 on Wednesday, December 19, 2007, at 9:00 a.m. (PST).

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Detailed instructions on how to vote your shares can be found in the “How to Vote” section on page 1 of the attached proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT JURKOWSKI
Chairman of the Board of Directors and
Chief Executive Officer

SELECTICA, INC.

1740 Technology Drive, Suite 450

San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 19, 2007

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Selectica, Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 450, San Jose, California, 95110 on Wednesday, December 19, 2007, at 9:00 a.m. (PST) for the following purposes:

1. To elect one (1) member to the board of directors to serve until the expiration of the term or until a successor has been duly elected or qualified;

2. To ratify the appointment of Armanino McKenna LLP as the Company’s independent public accountants for the fiscal year ending March 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on November 14, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 450, San Jose, California, 95110, during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Bill Roeschlein
Chief Financial Officer and Secretary

San Jose, California

November 19, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

SELECTICA, INC.

1740 Technology Drive, Suite 450

San Jose, California 95110

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 19, 2007

This proxy statement (“Proxy Statement”) is furnished to the stockholders of Selectica, Inc., a Delaware corporation (the “Company”), by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Wednesday, December 19, 2007, at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 450, San Jose, California, 95110 at 9:00 a.m. (PST), and any adjournment or postponement of the Annual Meeting. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about November 19, 2007. The cost of this solicitation is being borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

The close of business on November 14, 2007 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 28,439,799 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum a the Annual Meeting. Thus, 28,439,800 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

How to Vote

•	You may vote by mail

In order to vote your shares at the Annual Meeting, complete, date, sign and mail the enclosed proxy card in the postage pre-paid envelope provided. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

1.	for the election of James Arnold, Jr. as director; and

2.	for ratification of the appointment of Armanino McKenna LLP as the Company’s independent public accountants for the fiscal year ending March 31, 2008.

•	You may vote in person at the meeting

You may complete the ballot that will be passed out to any stockholder who wants to vote at the meeting. If you hold your shares in street name, however, you must obtain a proxy from the institution that holds your shares in order to vote at the meeting.

THE COMPANY IS UNABLE TO COUNT VOTES RECEIVED IN ANY MANNER OTHER THAN THOSE DESCRIBED ABOVE. After the Annual Meeting of Stockholders has been adjourned, any subsequent votes which are submitted to the transfer agent will not be counted.

Votes Required

Proposal 1. The director nominee receiving the highest number of affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting shall be elected as director. Abstentions and broker non-votes will not be counted toward the nominee’s total votes.

Proposal 2. Ratification of the appointment of Armanino McKenna LLP as the Company’s independent public accountants for the fiscal year ending March 31, 2008 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an “Against” vote, and broker non-votes will not be counted as having been voted on the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors comprised of three classes, with the terms of office of each class of directors ending in successive years. At the Annual Meeting of Stockholders, the Company will have authorized five directors, with two classes of directors consisting of two directors each and one class with one director. At the Annual Meeting, one director will be elected to serve until the Company’s 2010 Annual Meeting or until a successor is elected and qualified. The individual being nominated for election to the Board of Directors (the “Nominee”), his age as of October 31, 2007, his positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominee listed below unless otherwise instructed. In the event the Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that the Nominee is unable or will decline to serve as a director. The Nominee that receives the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected director of the Company.

Nominee	Age	Positions and Offices Held with the Company
James Arnold, Jr.(1)(2)(3)	51	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

James Arnold, Jr. has served as chairman and financial expert of the Company’s audit committee since 2003. Mr. Arnold has served as the Senior Vice-President and Chief Financial Officer of Nuance Communications, Inc. since September 2004. From April 2003 to June 2004, Mr. Arnold served as Corporate Vice President and Corporate Controller of Cadence Design Systems. From October 1997 to April 2003, Mr. Arnold held a number of senior finance positions, including Chief Financial Officer, at Informix Corp., now known as Ascential Software Corporation, and later acquired by IBM. Prior to joining Informix, Mr. Arnold served as Corporate Controller for Centura Software Corporation. Mr. Arnold worked in public accounting at Price Waterhouse LLP from 1983 to 1995, where he provided consulting and auditing services to companies in a broad array of industries including software, semiconductors, oil exploration & production, and banking. Mr. Arnold received a B.B.A. in finance from Delta State University and an M.B.A. from Loyola University.

Continuing Directors—Terms Ending in 2008 and 2009

Set forth below is information regarding the continuing directors of the Company, including their ages as of October 31, 2007, the periods during which they have served as directors, and information furnished by them as to their principal occupations and directorships held by them in corporations whose shares are publicly registered.

Director	Age	Positions and Offices Held with the Company
James Thanos(1)(3)(4)(5)(6)	58	Director
Robert Jurkowski(2)(7)	50	Chairman of the Board and Chief Executive Officer
Brenda Zawatski(2)(3)(4)(5)	47	Director

(1)	Term ends in 2008
(2)	Term ends in 2009
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Nominating Committee

(6)	In September 2007, Mr. Thanos was elected as a member of the Board.
(7)	In August 2007, Mr. Jurkowski accepted the position of Chief Executive Officer and Chairman of the Board.

James Thanos has served as a director since September 2007. Since June 2002, Mr. Thanos has served on advisory boards and has provided consulting services to a variety of companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager, Worldwide Field Operations of BroadVision, Inc., an enterprise software company. Previously, Mr. Thanos held VP positions with various companies including Aurum Software, Harvest Software, Metaphor, Inc., Informix and Dun & Bradstreet Software. Mr. Thanos also serves on the boards of directors of SupportSoft, Inc., ClickSoftware, Inc and Corticon Technologies. Mr. Thanos holds a B.A. in behavioral sciences from the Johns Hopkins University.

Robert Jurkowski has served as the Company’s Chief Executive Officer and Chairman of the Board since August 2007. From January 2007 to August 2007, Mr. Jurkowski was President of On Demand Advisory Services. From July 2004 to January 2007, Mr. Jurkowski served as the Chief Executive Officer of Intacct Corporation. From November 2002 to February 2004, Mr. Jurkowski was Chief Operating Officer of Apriso Corporation. From August 2001 to August 2002, Mr. Jurkowski served as Chief Operating Officer of Silicon Energy Corporation. Previously, Mr. Jurkowski held senior management positions with software companies including Dun & Bradstreet Software, ADP and Oracle. Mr. Jurkowski holds a B.A. in Economics from the University of Chicago.

Brenda Zawatski has served as a director since November 2005. Since July 2007, Ms. Zawatski has been providing consulting services to various companies. From January 2006 to July 2007, Ms. Zawatski served as the Vice President of Sales and Marketing for Pillar Data Systems. From January 2005 to January 2006, Ms. Zawatski was the Vice President of Sales and General Manager of Information Lifecycle Management Solutions at StorageTek. From August 2002 to January 2005, Ms. Zawatski served as Vice President of Product and Solutions Marketing for VERITAS Software. From March 1982 to August 2002, Ms. Zawatski held significant roles at IBM as Vice President, Tivoli Storage Software; Vice President, Removable Media Storage Solutions; and Director of S/390 Enterprise Systems. Ms. Zawatski holds a B.S. in Accounting and Computer Science from Penn State University.

Independence of the Board of Directors

The Board of Directors is currently composed of four members. Messrs. Arnold and Thanos and Ms. Zawatski qualify as independent directors in accordance with the published listing requirements of Nasdaq. The directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2007, the Board of Directors held seventeen (17) meetings. For the fiscal year, each of the directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has standing audit, nominating and compensation committees. We encourage our directors to attend our annual stockholders meetings. Last year, two directors attended the Company’s annual stockholders meeting.

Stockholder Communications with the Board of Directors

The Board provides a process for the Company’s security holders to send communications to the Board. Stockholders may communicate with the Board as a whole, with a committee of the Board, or with an individual director by sending a letter to the Company’s Corporate Secretary at Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.

Audit Committee

During the fiscal year ended March 31, 2007, the Audit Committee of the Board of Directors (the “Audit Committee”) held five (5) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the adequacy of the Company’s financial reporting and disclosure controls and processes, the adequacy of the Company’s internal control policies, the selection of the Company’s independent auditors, the scope of the annual audits, fees to be paid to the Company’s independent auditors, the performance of the Company’s independent auditors and the accounting practices of the Company. During the fiscal year ended March 31, 2007, the members of the Audit Committee were Messrs. Arnold, Jurkowski, Fisher, Neustaetter and Ms. Zawatski. Messrs. Fisher and Neustaetter resigned from the Board of Directors and Audit Committee in September 2006. Mr. Jurkowski and Ms. Zawatski were elected as members of the Audit Committee in September 2006. Mr. Jurkowski resigned from the Audit Committee upon his election as the Company’s Chief Executive Officer in August 2007. Mr. Thanos was elected to the Audit Committee in September 2007. The current members of the Audit Committee are Messrs. Arnold and Thanos and Ms. Zawatski.

The Board amended and restated the Audit Committee’s written charter on January 21, 2004. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. The Board has determined each of the Audit Committee members to be independent under Nasdaq Rule 4200.

The Board has determined that the Company’s financial expert is Mr. Arnold.

Compensation Committee

During the fiscal year ended March 31, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held two (2) meetings. The Compensation Committee makes recommendations to the Board regarding the compensation of the Board members, reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1999 Equity Incentive Plan and 2001 Supplemental Plan, and administers the 1999 Employee Stock Purchase Plan. The members of the Compensation Committee during the fiscal year ended March 31, 2007 were Messrs. Arnold, Jurkowski, Fisher, and Neustaetter. Messrs. Fisher and Neustaetter resigned from the Board of Directors and Compensation Committee in September 2006. Mr. Jurkowski was elected as a member of the Compensation Committee in September 2006, and resigned from the Compensation Committee upon his election as the Company’s Chief Executive Officer in August 2007. Ms. Zawatski was elected to the Compensation Committee in August 2007 and Mr. Thanos was elected to the Compensation Committee in September 2007. The current members of the Compensation Committee are Messrs. Arnold and Thanos and Ms. Zawatski.

The charter for the Compensation Committee was adopted by the Board on January 21, 2004. A copy of the Compensation Committee’s charter is available on the Company’s website at http://www.selectica.com/Company/Overview/tabid/82/Default.aspx. In accordance with the current regulatory requirements, the Compensation Committee members are all independent under Nasdaq Rule 4200.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Arnold and Thanos and Ms. Zawatski. None of these individuals was at any time during fiscal year 2007, or at any other time, an officer or employee. None of the Company’s executive officers has ever served as a member of the Board of Directors of Compensation Committee of any other entity that has or has had one of more executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Nominating Committee

During the fiscal year ended March 31, 2007, the Nominating Committee of the Board of Directors (the “Nominating Committee”) held one (1) meeting. The Company’s Nominating Committee is charged with reviewing, acting on and reporting to the Board with respect to overseeing the search for, evaluation of, and nomination of directors for service on the Board and its committees, including candidates nominated by stockholders. In addition, the Nominating Committee is charged with evaluating the performance of the Board, reviewing its composition and structure, and overseeing and implementing continuing education programs. The members of the Nominating Committee during the fiscal year ended March 31, 2007 were Messrs. Arnold, Jurkowski and Neustaetter and Ms. Zawatski. Mr. Neustaetter resigned from the Board of Directors and the Nominating Committee in September 2006. Mr. Jurkowski and Ms. Zawatski were elected to the Nominating Committee in September 2006, and Mr. Thanos was elected to the Nominating Committee in September 2007. Mr. Jurkowski resigned from the Nominating Committee upon his election as the Company’s Chief Executive Officer in August 2007. The current members of the Nominating Committee are Messrs. Arnold and Thanos and Ms. Zawatski.

The charter for the Nominating Committee was adopted by the Board on January 21, 2004. A copy of the Nominating Committee’s charter is available on the Company’s website at http://www.selectica.com/Company/Overview/tabid/82/Default.aspx. In accordance with current regulatory requirements, the Nominating Committee members are all independent under Nasdaq Rule 4200.

In evaluating nominees for director candidates to recommend to the Board, the Nominating Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	the highest level of personal and professional ethics and integrity, including a commitment to the Company’s values as set forth in the Company’s code of conduct;

•	practical wisdom and mature judgment;

•	diversity in background;

•	independence as a director as defined by the Securities and Exchange Commission (the “SEC”) and Nasdaq;

•	understanding of basic financial statements;

•	broad training and significant leadership experience in business, technology, finance, corporate governance, public interest or other disciplines relevant to the long-term success of the Company;

•	the ability to gain an in-depth understanding of the Company’s business; and

•	a willingness to represent the best interests of all stockholders of the Company and objectively appraise the management’s performance.

In determining whether to recommend a director for re-election, the Nominating Committee will also consider, among other criteria, the director’s tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as the director’s age and changes in his or her principal occupation or professional status.

The Nominating Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity on the Board, contributing to the Board’s ability to work effectively as a collective body, while providing the Company with the benefits of familiarity and insight into the Company’s affairs that its directors have developed over the course of their service. Accordingly, consistent with past Company practice, the Nominating Committee will first consider recommending incumbent directors who wish to continue to serve on the Board for re-election at the Company’s annual meeting of stockholders.

In situations where the Committee determines not to recommend an incumbent director for re-election, an incumbent director declines to stand for re-election, or a vacancy arises on the Board for any reason (including the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board), the Nominating Committee may commence a search for new director nominees. The Nominating Committee may, in its discretion, use a variety of means to identify potential nominees for directors, including the engagement of a third-party search firm to whom the Company may pay a fee to assist with the identification and evaluation of potential candidates for director.

The Nominating Committee may consider potential nominees identified by other sources, including current directors and senior management. In addition, the Committee is authorized to consider stockholder nominees for election to the Board. In determining whether to recommend a candidate to the Board of Directors, the Nominating Committee will consider the current composition and capabilities of current directors, as well as any additional qualities or capabilities considered necessary or desirable in light of the existing or anticipated needs of the Board.

The Nominating Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates. In addition, the Committee may also consider, as one of the factors in its evaluation, the amount of Company voting stock held by the stockholder and the length of time the stockholder has held such stock. The Nominating Committee will oversee an interview process in evaluating candidates. Stockholders wishing to submit candidates for consideration by the Nominating Committee may do so by writing to the Company’s Corporate Secretary at Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110, Attn: Director Nominations, and by complying with the Company’s bylaws, a copy of which was filed as an exhibit to the annual report on form 10-K dated June 30, 2003.

To be considered by the Nominating Committee in connection with the Company’s annual meeting of stockholders, recommendations for nomination to the Board must be submitted to the Company’s Corporate Secretary at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. Recommendations should include: (1) the stockholder’s name, address and telephone number; (2) the amount and nature of record and/or beneficial ownership of the Company’s securities held by the stockholder; (3) the name, age, business address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed candidate; (4) a description of the qualifications and background of the proposed candidate that addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; (5) the amount and nature of record and/or beneficial ownership of the Company’s securities held by the proposed candidate, if any; (6) a description of all arrangements or understandings between the stockholder and the proposed candidate relating to the proposed candidate’s candidacy; (7) a statement as to whether the proposed candidate would be considered an independent director under applicable Nasdaq rules; (8) the consent of the proposed candidate (a) to be named in the proxy statement relating to the Company’s annual meeting of stockholders, and (b) to serve as a director if elected at such annual meeting; and (9) any other information regarding the proposed candidate that may be required to be included in a proxy statement by applicable SEC rules. The Nominating Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate.

The nominee to the Board has been recommended for nomination by the Nominating Committee for inclusion in this proxy statement and on the Company’s proxy card and is an incumbent director standing for re-election.

Fiscal 2007 Director Compensation

The following table sets forth the compensation earned by each individual who served as a director during fiscal year 2007, other than a director who also served as an executive officer at the same time:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
James Arnold, Jr.	$41,250	$49,911	$91,161
Robert Jurkowski	$38,750	$1,580	$42,070
Vincent Ostrosky	$19,500	$—	$21,700
Brenda Zawatski	$37,250	$12,460	$49,710
John Fisher	$—	$—	$—
Thomas Neustaetter	$—	$—	$—

(1)	These amounts represent the total compensation expense for fiscal year 2007, calculated in accordance with SFAS No. 123R. See Note 2 of the notes to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for fiscal year 2007, for a discussion of the assumptions made in determining the compensation expense attributable to equity awards.

The following table describes option grants that the Company has made to its non-employee directors that were outstanding as of March 31, 2007:

Name	Date of Grant	Number of Options Granted	Exercise Price per Share	Grant Date Fair Value(1)	Aggregate Number of Options Outstanding on 03/31/07
James Arnold, Jr.	10/15/2003	50,000	$5.30	172,195	75,000
	09/16/2004	12,500	$3.63	29,484
	09/22/2005	12,500	$3.23	15,520
Brenda Zawatski	11/9/2005	50,000	$2.79	70,325	50,000
Robert Jurkowski	—	—	$—	—	—

(1)	These amounts represent the aggregate grant date fair value of the stock options, calculated in accordance with SFAS No. 123R. See Note 2 of the notes to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for fiscal year 2007, for a discussion of the assumptions made in determining the grant date fair value of equity awards.

In August of 2006, the Board of Directors amended the Company’s 1999 Equity Incentive Plan to discontinue all automatic stock option grants to the Company’s non-employee directors. Under the compensation program for non-employee directors that took effect in August of 2006, director compensation includes the following elements:

•

Cash Compensation. Each non-employee director is paid a $20,000 annual retainer fee, a $10,000 annual fee for service as a committee chairperson ($20,000 for the audit committee chair) and a $5,000 annual fee for service on one or more committees. The Company’s non-employee directors are also entitled to receive $1,000 for each Board or special committee meeting attended in person or $500 for each Board or special committee meeting attended by telephone, in addition to travel expense reimbursement incidental to board meeting attendance.

•

Annual Restricted Stock Unit Grants. At the time of each year’s annual meeting of stockholders, each non-employee director is granted restricted stock units with a market value of $25,000. The restricted stock units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control.

•

Triennial Stock Option Grants. At the time of a director’s initial appointment or election, and every three years thereafter, he or she will receive an option to purchase 50,000 shares of the Company’s common stock. The options vest in equal annual installments over the first three years of service after the grant, with immediate full vesting in the event of a change in control.

Stock Ownership Guidelines

Effective January 1, 2007, the Board of Directors adopted stock ownership guidelines for the Company’s non-employee directors and executive officers. (The guidelines for executive officers are described below under “Compensation Discussion and Analysis.”) The guidelines provide that the Company’s non-employee directors are expected to hold 50,000 shares of the Company’s stock as long as they serve on the Board. Directors may accumulate shares through grants of restricted shares or stock units, stock option exercises or open-market purchases. Unvested restricted shares and stock units are counted as shares owned. Shares subject to options are not counted until the options are exercised.

Directors who were in office on December 31, 2006, are expected to meet the guidelines by December 31, 2011, and own not less than 40% of the recommended number of shares by December 31, 2009. An individual who becomes a director after December 31, 2006, is expected to meet the guidelines within five years after becoming a director and own not less than 40% of the recommended number of shares within three years after becoming a director.

In the case of a director who exercises stock options, vests in restricted shares or stock units or otherwise acquires shares as compensation from the Company, and who does not yet own 100% of the recommended number of shares described above, the guidelines provide that he or she is expected to retain at least the smaller of the following:

•

The number of shares with a fair market value equal to 50% of the net value of the shares acquired or vested, after deducting the exercise or purchase price (if any) and taxes at an assumed marginal tax rate of 45%; or

•	The number of shares necessary to attain 100% of the recommended number of shares.

The Nominating Committee will monitor compliance with the guidelines and will take compliance into account in nominating directors for reelection by the stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JAMES ARNOLD, JR. TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Armanino McKenna LLP (“Armanino”) as the Company’s independent public accountants for the fiscal year ending March 31, 2008. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Armanino.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Armanino has audited the Company’s financial statements since September 21, 2005. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

A summary of the fees paid to Armanino during the prior fiscal year is contained in the section entitled “Report of the Audit Committee of the Board of Directors.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ARMANINO MCKENNA LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s Standards of Business Conduct. In addition, the Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company. During the fiscal year ended March 31, 2007, the members of the Audit Committee were Messrs. Arnold, Jurkowski, Fisher, Neustaetter and Ms. Zawatski. Messrs. Fisher and Neustaetter resigned from the Board of Directors and Audit Committee in September 2006. Mr. Jurkowski and Ms. Zawatski were elected as members of the Audit Committee in September 2006. Mr. Jurkowski resigned from the Audit Committee upon his election as the Company’s Chief Executive Officer in August 2007. Mr. Thanos was elected to the Audit Committee in September 2007. The current members of the Audit Committee are Messrs. Arnold and Thanos and Ms. Zawatski.

The Company’s management has primary responsibility for preparing the Company’s financial statements and financial reporting process. The Company’s former independent accountants, Ernst & Young LLP (“Ernst & Young”), were responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States until August 9, 2005. On September 21, 2005, the Company engaged its current independent accountants, Armanino McKenna LLP (“Armanino”). Armanino is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States since the date of its engagement. The Audit Committee has general oversight responsibility with respect to the financial reporting process and the overall scope of the Company’s audit, and it reviews the results of the audit as well as other services provided by the Company’s independent accountants. As part of this process, the Audit Committee meets periodically with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of our financial reporting. The Audit Committee held five (5) meetings during the last fiscal year.

In this context, the Audit Committee hereby reports as follows:

•

The Audit Committee has reviewed and discussed with the Company’s management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the financial statements.

•

The Audit Committee has discussed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

•

The Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

Resignation of Ernst & Young LLP

Ernst & Young resigned as the Company’s independent registered public accounting firm on August 9, 2005, the filing due date of the quarterly report for the fiscal quarter ended June 30, 2005.

The reports of Ernst & Young on the Company’s consolidated financial statements as of and for the fiscal year ended March 31, 2005 and in the subsequent interim period ended August 9, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended March 31, 2005 and in the subsequent interim period ended August 9, 2005, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in their report.

Except for the material weaknesses in internal control over financial reporting described in this paragraph, during the fiscal year ended March 31, 2005 and in the subsequent interim period ended August 9, 2005, the Company did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. The Company and Ernst & Young reported certain material weaknesses in the Company’s internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. That Annual Report stated the Company had material weaknesses in the following five areas:

First, management identified a material weakness for insufficient controls over the Quote to Collect process related to the review, approval, and accounting for the Allowance for Doubtful Accounts. The Company had incorrectly included a general reserve provision in the Allowance for Doubtful Accounts as of December 31, 2004. Also, the Company had incorrectly recorded a receivable as uncollectible as of March 31, 2005, for which payment was subsequently received after March 31, 2005 but prior to the completion of the quarterly close process. As a result of this material weakness, Accounts Receivable and Services Revenue were incorrectly stated. Adjustments were recorded to increase Accounts Receivable and Services Revenue as of December 31, 2004 and as of March 31, 2005, prior to the issuance of the Company’s financial statements for the respective dates.

Second, management identified a material weakness for insufficient controls for the Treasury process related to the classification of Cash Equivalents and Investments. The Company had incorrectly classified Cash Equivalents and Investments in its India subsidiary. As a result of this material weakness, Cash Equivalents, Short Term and Long Term Investments were not classified in accordance with generally accepted accounting principles. An adjustment was recorded to reduce Cash Equivalents and increase Short Term and Long Term Investments as of March 31, 2005.

Third, management identified the following deficiencies in its revenue recognition process, which constitute a material weakness in the aggregate:

a) Insufficient controls over the monitoring of deferred revenue accounts for the purpose of determining when revenue should be recognized. The Company failed to reverse deferred revenue when all criteria for revenue recognition had occurred.

b) Insufficient controls for the identification of services to be provided to customers at no charge. The Company inappropriately recorded revenue related to a service provided to a customer that was provided for no charge.

Fourth, management identified the following deficiencies in its payroll process, which constitute a material weakness in the aggregate:

a) Insufficient controls over the recording of expenses related to the benefits of terminated employees. The Company had failed to record the expenses related to the benefits extended when employees were involuntarily terminated as part of a reduction in force program. These inadequate controls resulted in an adjustment as of March 31, 2005 to increase Accrued Payroll and Related Liabilities, and increase Sales and Marketing expense.

b) Insufficient controls over the recording of expenses related to the acceleration of stock options for a former executive. The error arose because of a lack of in-depth review of the appropriate accounting treatment for this transaction. These inadequate controls resulted in an adjustment as of March 31, 2005 to decrease Additional Paid-in Capital and Sales and Marketing expense.

Fifth, management identified the following deficiencies in the Company’s financial statement close process, which constitute a material weakness in the aggregate:

a) Insufficient controls over the monitoring of the terms of employment agreements and bonus programs and determining the appropriate accounting treatment for related accrued bonuses in accordance with employment agreements and bonus programs. These inadequate controls resulted in adjustments as of December 31, 2004 and March 31, 2005 to decrease Accrued Payroll and Related Liabilities, and decrease General and Administrative expense. These adjustments were recorded prior to the issuance of the respective financial statements.

b) Insufficient controls over the monitoring of accrued liabilities recorded upon the sale of the e-insurance business to Accenture in December 2003. The Company had incorrectly not reversed the accrual when the related obligation expired on December 31, 2004. The error arose because of a lack of in-depth review of the account reconciliation. These inadequate controls resulted in an adjustment as of December 31, 2004 to decrease Accrued Liabilities and decrease General and Administrative expense. The adjustment was recorded prior to the issuance of the December 31, 2004 financial statements.

The Company provided Ernst &Young with a copy of the foregoing disclosures and requested that Ernst & Young furnish a letter to the SEC stating whether or not Ernst & Young agreed with the above statements. A copy of Ernst & Young’s letter, dated August 15, 2005, is filed as Exhibit 16.01 to the Form 8-K filed by the Company with SEC on August 15, 2005.

Appointment of Armanino McKenna LLP

On September 21, 2005, the Audit Committee engaged Armanino as the Company’s new independent accountant.

During fiscal 2004 and 2005, and the subsequent period from April 1, 2005 through September 21, 2005, neither the Company nor, to its knowledge, anyone on its behalf consulted with Armanino regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

The audit fees for the fiscal year ended March 31, 2007 invoiced by Armanino were $526,856.16. The audit fees for the fiscal year ended March 31, 2006 invoiced by Armanino were $480,905.03. The audit fees for the fiscal years ended March 31, 2006 and March 31, 2005 invoiced by Ernst & Young were $100,500 and $1,141,800, respectively. The audit fees were for professional services rendered by the principal accountants for the audit of the Company’s annual financial statement and review of financial statements included in the Company’s Form 10-Q or services normally provided by the accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit Related Fees

The Company paid audit related fees to Armanino of $510,356.16 for the fiscal year ended March 31, 2007. The Company paid no audit related fees to Armanino for the fiscal year ended March 31, 2006. The audit related fees invoiced by Ernst & Young for the fiscal years ended March 31, 2006 and March 31, 2005 were $40,000 and $23,000, respectively.

Tax Fees

The Company paid no tax fees to Armanino for the fiscal years ended March 31, 2007 and 2006. The Company paid no tax fees to Ernst & Young for the fiscal years ended March 31, 2006 and 2005.

All Other Fees

The Company did not incur any other fees from Armanino for the fiscal years ended March 31, 2007 and 2006. The Company did not incur any other fees from Ernst & Young for the fiscal years ended March 31, 2006 and 2005.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the majority of the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the SEC.

The Audit Committee was organized on June 10, 1999 and operates in accordance with the provisions of its charter, which was amended and restated on January 21, 2004. A copy of the Audit Committee’s charter is attached to this Proxy Statement as Appendix A. Each of the members of the Audit Committee is independent as defined under Nasdaq Rule 4200.

Submitted by the following members of the Audit Committee:

James Arnold, Jr.

James Thanos

Brenda Zawatski

EXECUTIVE OFFICERS

The names of the executive officers of the Company who are not also directors of the Company and certain information about each of them as of October 31, 2007 are set forth below:

Bill Roeschlein, age 38, has served as the Company’s Vice President, Chief Financial Officer and Corporate Secretary since September 2006. From March 2005 to September 2006, Mr. Roeschlein was Vice President of Finance and Corporate Controller of Ultra Clean Holdings, Inc. From October 2002 to March 2005, Mr. Roeschlein served in various financial positions with Asyst Technologies including controller of its joint venture, Asyst-Shinko, in Tokyo, Japan. Previously, Mr. Roeschlein held financial management positions with Hewlett-Packard and Coopers & Lybrand. Mr. Roeschlein is a Certified Public Accountant, and has an M.B.A in Finance from Cornell University and a B.A. in History with highest honors from the University of California, Los Angeles.

Steve Goldner, age 56, has served as the Company’s Vice President of Engineering since September 2006. From February 2003 to July 2006, Mr. Goldner was Vice President, Engineering and Operations for Active Decisions, Inc., a provider of guided selling applications. From January 2002 to January 2003, Mr. Goldner was VP Engineering at Cascadeworks, Inc. Prior to Cascadeworks, Mr. Goldner held senior engineering positions at i2 Technologies, Supplybase, Diffusion, Worldtalk Corporation, and Sun Microsystems. Mr. Goldner has an M.Eng in Electrical Engineering and a B.S. in Electrical and Computer Engineering from the University of Michigan.

Terry Nicholson, age 53, has served as the Company’s Chief Operating Officer for the CLM business unit since October 2006. From April 2006 to September 2006, Mr. Nicholson served as Vice President, Business Development for PC Helps, LLC, a provider of software support to corporate end-users across North America. From 1999 to 2005, Mr. Nicholson served as Chief Operating Officer of I-many, Inc., a provider of contract management solutions. Prior to I-many, Mr. Nicholson held sales and product development positions at several companies including Mallinckrodt, AT&T Global Information Systems, and General Electric. Mr. Nicholson has an M.Eng in Computer and Systems Engineering from Rensselaer Polytechnic Institute and a B.S. in Electrical/Computer Engineering from the University of Notre Dame.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 31, 2007, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent 5% of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock as beneficially owned by them.

	Shares Beneficially Owned as of
	October 31, 2007(1)
Name and Address of Beneficial Owners	Number of Shares	Percentage of Class
Directors and Executive Officers

James Arnold, Jr.(2)	75,000	*

Steve Goldner(3)	78,125	*

Robert Jurkowski(4)	*	*

Terry Nicholson(5)	102,083	*

Bill Roeschlein(6)	46,875	*

James Thanos(7)	*	*

Brenda Zawatski(8)	26,041	*

All executive officers and directors as a group (7 persons)(9)	328,124	1.1%

5% Stockholders

Dimensional Fund Advisors, Inc.(10)	2,710,105	9.5%
1299 Ocean Avenue Santa Monica, CA 90401

Steele Partners II, L.P.(11)	2,545,222	9.0%
590 Madison Avenue, 32nd Floor New York, NY 10022

Lloyd I. Miller III(10)	1,906,598	6.7%
4550 Gordon Drive Naples, FL, 34102

Bank of America Corporation(10)	1,774,725	6.25%
100 North Tryon Street Charlotte, NC 28255

*	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after October 31, 2007. Percentage of ownership is based on 28,407,299 shares of Common Stock outstanding on October 31, 2007, plus shares of common stock subject to options or exercisable within 60 days of October 31, 2007 and held by each listed person. Shares of Common Stock subject to options exercisable within 60 days of October 31, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Includes Options exercisable for 75,000 shares of Common Stock within 60 days of October 31, 2007. Mr. Arnold’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(3)	Includes options exercisable for 78,125 shares of Common Stock within 60 days of October 31, 2007. Mr. Goldner’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(4)	Mr. Jurkowski does not have any options exercisable for shares of Common Stock within 60 days of October 31, 2007. Mr. Jurkowski’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.

(5)	Includes options exercisable for 102,083 shares of Common Stock within 60 days of October 31, 2007. Mr. Nicholson’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(6)	Includes options exercisable for 46,875 shares of Common Stock within 60 days of October 31, 2007. Mr. Roeschlein’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(7)	Mr. Thanos does not have any options exercisable for shares of Common Stock within 60 days of October 31, 2007. Mr. Thanos’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(8)	Includes Options exercisable for 26,041 shares of Common Stock within 60 days of October 31, 2007. Ms. Zawatski’s address is c/o Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110.
(9)	Includes options exercisable for an aggregate of 328,124 shares of Common Stock within 60 days of October 31, 2007.
(10)	Reported by the investor on Schedule 13G as most recently filed with the Securities and Exchange Commission.
(11)	Reported by the investor on Schedule 13D.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s compensation philosophy focuses on attracting executive officers with the skills, judgment and dedication needed to help the Company achieve its business goals while retaining and rewarding those officers who perform at or above the Company’s expectations and contribute to the Company’s long-term success. The various elements of compensation are linked to individual and corporate performance in achieving the Company’s financial and business goals. The executive officers discussed in this Compensation Discussion and Analysis are Messrs. Bennion, Goldner, Nicholson, Ostrosky and Roeschlein (referred to below as the “named executive officers”) and Mr. Jurkowski, the Company’s current Chief Executive Officer.

The objectives of the Compensation Committee are to align executive compensation with the achievement of long-term and short-term financial and business goals and to ensure that the compensation of each executive officer reflects his contribution to the Company and his performance. Each compensation component is based in part, but not exclusively, on the Company’s view of internal equity and consistency, individual performance and other information that it deems relevant, such as the competitive survey data described below. All decisions on the compensation of the Company’s executive officers are based primarily on an assessment of each individual’s performance and potential to enhance long-term stockholder value. The Compensation Committee intends to review relevant market data periodically and take into account any changes in the Company, its industry and other factors.

The Company relies on judgment, and not rigid guidelines or formulas, to determine the amount and mix of compensation elements for each executive officer. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation or among different forms of non-cash compensation. This has been due to the need to tailor each executive officer’s compensation package to attract and retain that officer. Three of the Company’s named executive officers started working for it during fiscal year 2007, and Mr. Jurkowski started working for the Company as an executive officer during the current fiscal year. Their compensation was determined largely through the arm’s-length negotiations that occurred when the Company recruited them.

The Company’s philosophy is to maintain base salaries at or below the 65th percentile of comparable companies while providing the opportunity to be well rewarded through variable compensation and equity programs, if the Company achieves its short-term and long-term goals. When the Company makes its annual compensation decisions, it reviews individual and corporate performance. The Compensation Committee measures the Company’s performance against the specific goals established at the beginning of the fiscal year and determines the overall budget and targeted compensation for the Company’s executive officers. The Company’s Chief Executive Officer, as the manager of the executive team, assesses each other executive officer’s contributions to departmental as well as individual goals and makes a recommendation to the Compensation Committee regarding the officer’s salary and bonus as well any equity replenishment grant. The Compensation Committee evaluates, discusses and modifies or approves those recommendations and conducts a similar evaluation of the Chief Executive Officer.

Role of Executive Officers

The Company’s Chief Executive Officer and its director of human resources support the Compensation Committee in its work by providing information relating to the Company’s financial plans, performance assessments of its executive officers and other personnel-related data. As described above, the Chief Executive Officer also makes recommendations to the Compensation Committee with respect to the compensation of other executive officers but does not participate in the determination of his own compensation. In addition, the Compensation Committee has the authority to engage the services of outside advisors and experts. However, it has not done so since the beginning of fiscal year 2007.

Principal Elements of Executive Compensation

The Company’s executive compensation program consists of the three components discussed below. In general, the Compensation Committee’s determination with regard to one component does not affect its determinations with regard to the other components.

Base Salaries. The Company subscribes to various surveys and databases and review them when it reviews executive compensation and when making an important hiring decision. The salaries of the Company’s Chief Executive Officer and its named executive officers reflect individual negotiations during the recruiting process, the scope of their responsibilities, and competitive market compensation. The Company attempts to set the base salaries of its executive officers at or near the 65th percentile level, when compared to the salaries of executives in similar positions and with similar responsibilities at comparable companies. The Company believes that salaries at this level enable it to hire and retain senior officers in a competitive environment. In instances where an executive officer is particularly important to the Company’s success, the Compensation Committee may provide compensation above the 65th percentile, and it has done so in the case of the Company’s Chief Executive Officer position.

Base salaries are reviewed annually and adjusted as needed. Any salary adjustments will be based on competitive conditions, individual performance, the Company’s overall financial performance, changes in job duties and responsibilities, and the Company’s overall budget for base salary increases. The Company’s compensation levels reflect consideration of its stockholders’ interest in paying what is necessary, but not more than necessary, to achieve the Company’s corporate goals while conserving cash and equity as much as practicable. The salary actually paid during fiscal year 2007 to each named executive officer is reflected in the 2007 Summary Compensation Table below, and the current annual rate of base salary of each current executive officer is as follows:

• Mr. Jurkowski:	$360,000

• Mr. Roeschlein:	$250,000

• Mr. Goldner:	$240,000

• Mr. Nicholson:	$260,000

Annual Incentive Compensation. The Company currently does not maintain a formal cash incentive plan. Certain executive officers, however, negotiated incentive compensation arrangements as part of their employment agreements or offer letters. The cash incentive arrangements in effect during fiscal year 2007 and thereafter are as follows:

•

Mr. Jurkowski started working for the Company in August 2007. His employment agreement provides that he is eligible to earn semi-annual incentive bonuses with a target amount equal to 25% of his base salary for the applicable six-month period. Payment of any incentive bonus to him is contingent on the attainment of strategic objectives by the Company and by him.

•

Mr. Roeschlein started working for the Company in September 2006. He was paid a bonus of $20,000 in February 2007, based on the establishment of certain policies and procedures to strengthen the internal controls within the Company.

•

Mr. Bennion did not receive a bonus for fiscal year 2007, since his employment agreement dated August 9, 2006, provided that he would be considered for a bonus only if we achieved profitability. His employment will end in December 2007.

•	Mr. Goldner started working for the Company in September 2006. His offer letter does not provide for a bonus, although the Compensation Committee may grant him a bonus at its discretion.

•

Mr. Nicholson started working for the Company in October 2006. His offer letter provides that he is eligible to earn sales incentives with a target amount of $200,000 for his first year of employment. Of this amount, up to $50,000 is payable in quarterly installments, based on the attainment of individual objectives. The remaining amount is payable within 45 days after the close of fiscal year 2007. This amount is $150,000 if 100% of the target is achieved, but the actual payment may range from $0 to $225,000. The actual payout depends on the achievement of a revenue goal by the Company.

•	Mr. Ostrosky, whose employment with the Company ended in August 2006, did not receive a bonus for fiscal year 2007.

The total amount actually paid to each named executive officer for fiscal year 2007 is reflected in the 2007 Summary Compensation Table below.

Long-Term Incentive Compensation. The Company’s equity incentive plans were established to provide its employees, including its executive officers, with incentives to support the Company’s long-term success and growth. Authority to make equity grants to executive officers rests with the Compensation Committee, although it considers the recommendations of the Company’s Chief Executive Officer for executive officers other than himself.

The Company’s long-term equity incentive compensation typically consists of a combination of options to acquire shares of its common stock and either restricted shares of its common stock or units representing shares. Options will provide a return to an employee only if he or she remains in the Company’s employ, and then only if the market price of the Company’s common stock appreciates over the option term. The Company’s options vest in installments over four years of service. The Company’s option vesting schedule is designed to provide a meaningful incentive to remain in the Company’s employ and to reflect the prevailing practice among comparable companies. The restricted shares or units vest when a performance milestone is attained and thus serve as an incentive to work toward that milestone. The restricted shares currently held by the Company’s executive officers vest when the Company attains strategic objectives established by the Compensation Committee for each officer. The Company’s equity grants may vest on an accelerated basis in the event of a change in control, as described below.

A significant grant of stock options and restricted shares or units is typically made after an executive officer commences employment. Thereafter, grants may be made at varying times and in varying amounts at the discretion of the Compensation Committee. Apart from initial grants required by employment agreements or offer letters, the Company does not have a program or obligation that would require it to grant equity compensation to an executive officer on specified dates. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership while reflecting the individual’s position with the Company and the individual’s potential for future responsibility. Like the other components of the Company’s compensation program, the Company’s equity grants generally are intended to have a value near the 65th percentile level when compared to the awards of similar companies.

In January 2007, the Board of Directors approved an equity grant policy. Under the policy, the Compensation Committee may make grants only at a meeting; grants may not be approved by written consent. The policy also provides that the exercise price of an option generally will be equal to the closing price of the Company’s stock on the date when the Compensation Committee meets or, if that date is not a business day, on the next business day. However, if the Compensation Committee meets at a time when the Company’s insider trading policy prohibits its executive officers from buying or selling shares of the Company’s stock, then the exercise price of an option will be equal to the closing price of the Company’s stock on the earliest date when its executive officers are permitted to trade.

Stock Ownership Guidelines

Effective January 1, 2007, the Board of Directors adopted stock ownership guidelines for the Company’s non-employee directors and executive officers. (The guidelines for non-employee directors are described above under “Fiscal 2007 Director Compensation.”) The guidelines provide that the Company’s Chief Executive Officer is expected to hold 300,000 shares of its stock, while other executive officers are each expected to hold

150,000 shares. Executive officers may accumulate shares through grants of restricted shares or stock units, stock option exercises, purchases under the Company’s Employee Stock Purchase Plan, or open-market purchases. Unvested restricted shares and stock units are counted as shares owned. Shares subject to options are not counted until the options are exercised.

Executive officers who were in office on December 31, 2006, are expected to meet the guidelines by December 31, 2011, and own not less than 40% of the recommended number of shares by December 31, 2009. An individual who becomes an executive officer after December 31, 2006, is expected to meet the guidelines within five years after becoming an executive officer and own not less than 40% of the recommended number of shares within three years after becoming an executive officer.

In the case of an executive officer who exercises stock options, vests in restricted shares or stock units, purchases shares under the Employee Stock Purchase Plan or otherwise acquires shares as compensation from the Company, and who does not yet own 100% of the recommended number of shares described above, the guidelines provide that he or she is expected to retain at least the smaller of the following:

•

The number of shares with a fair market value equal to 50% of the net value of the shares acquired or vested, after deducting the exercise or purchase price (if any) and taxes at an assumed marginal tax rate of 45%; or

•	The number of shares necessary to attain 100% of the recommended number of shares.

The Compensation Committee will monitor compliance with the guidelines and will take compliance into account in determining the cash compensation and equity grants of the Company’s executive officers.

Perquisites

The Company’s executive officers participate in the same group insurance and employee benefit plans as its other salaried employees. With two exceptions, the Company does not provide special benefits or other perquisites to its executive officers at this time. Under the employment agreement that the Company negotiated with Mr. Jurkowski when he became the Company’s Chief Executive Officer in August 2007, the Company pays (or reimburses him for) the fees associated with his membership in Vistage International, Inc., an organization of chief executive officers of small and medium-size businesses. Under the offer letter that the Company negotiated with Mr. Nicholson when he joined it in September 2006, he is eligible to receive a living allowance of $2,000.00 per month, and the Company pays all travel expenses for his commute between his home and the Company’s corporate headquarters. In addition, the Company provides an automobile for his use in the vicinity of its corporate headquarters. To the extent that these payments to Mr. Nicholson are taxable, they are grossed up to hold him harmless from all taxes. The Compensation Committee believes that Mr. Nicholson’s additional benefits were necessary to induce him to accept the Company’s offer.

Employment or Severance Agreements

The Company has entered into an employment or severance agreement with each of its executive officers. The agreements were negotiated before the executive officers agreed to work for the Company, and they are intended to provide a competitive level of protection against the risk of unemployment. The key terms of the agreements are as follows:

•

Mr. Jurkowski negotiated an employment agreement with the Company in August 2007, when he became its Chief Executive Officer. Under the agreement, the Company will pay him an amount equal to his annual base salary if his employment is actually or constructively terminated. One-half of this amount will be paid immediately in a lump sum, and the balance will be paid in equal monthly installments during the 12-month period following the termination of his employment. Moreover, the Company will continue paying the employer portion of Mr. Jurkowski’s health insurance premiums for

12 months after the termination of his employment. If COBRA becomes unavailable during this

12-month period, he is entitled to a lump sum payment equal to the remaining unpaid COBRA premiums. If Mr. Jurkowski is entitled to a severance benefit, he is also entitled to a pro rata portion of his target bonus for his final year of employment. In addition, if the Company is subject to a change in control before August 21, 2008, then 50% of Mr. Jurkowski’s remaining unvested stock units and options will immediately vest. If the Company is subject to a change in control after August 21, 2008, all of his options and stock units will immediately vest.

•

Mr. Bennion negotiated a new employment agreement with the Company in August 2007, when he transitioned from the position of Chief Executive Officer to a position as Vice President and General Manager of the Company’s CPQ Division. In October 2007, Mr. Bennion entered into a separation agreement with the Company, which includes a general release of all claims. Under the separation agreement, his employment will end in December 2007. Consistent with his new employment agreement, Mr. Bennion’s separation agreement provides that the Company will continue paying his base salary from his termination date until August 2008. In addition, the Company will continue paying the employer portion of Mr. Bennion’s health insurance premiums under COBRA until August 2008. As required by Mr. Bennion’s new employment agreement, the Company will also pay him $50,000 in December 2007, which represents his target bonus for his final year of employment.

•

Mr. Goldner negotiated the terms of his employment when the Company recruited him in September 2006. Under his offer letter, his options become exercisable in full if the Company is subject to a change in control after he completes 12 months of service. His options also become exercisable in full if the Company is subject to a change in control during his first 12 months of service and he is discharged without cause or resigns for good reason within 12 months after the change in control. If the Company is subject to a change in control, Mr. Goldner will immediately become vested in 50% of his unvested shares of restricted stock. If he experiences an involuntary termination within 12 months following the change in control, he will become vested in the remaining unvested shares. Mr. Goldner also entered into a severance agreement with the Company. Under that agreement, he is entitled to have his base salary and health insurance continued for 12 months if the Company terminates his employment without cause or he resigns for good reason within 12 months after a change in control. He is entitled to have his base salary and health insurance continued for six months if the Company terminates his employment without cause absent a change in control.

•

Mr. Nicholson also negotiated the terms of his employment when the Company recruited him in September 2006. Under his offer letter, his options become exercisable in full if the Company is subject to a change in control after he completes 12 months of service. His options also become exercisable in full if the Company is subject to a change in control during his first 12 months of service and he is discharged without cause or resigns for good reason within 12 months after the change in control. Mr. Nicholson will immediately become vested in 50% of his unvested shares of restricted stock if the Company is subject to a change in control. He will become vested in the remaining unvested shares if he experiences an involuntary termination within 12 months following the change in control. In addition, Mr. Nicholson entered into a severance agreement with the Company. Under that agreement, he is entitled to have his base salary and health insurance continued for 12 months if the Company terminates his employment without cause or he resigns for good reason within 12 months after a change in control. He is entitled to have his base salary and health insurance continued for six months if the Company terminates his employment without cause absent a change in control.

•

In August 2006, Mr. Ostrosky resigned as the Company’s Chief Executive Officer and entered into a letter agreement with the Company. Under the agreement, he received a lump sum severance payment equal to 12 months of his base salary ($400,000), health insurance premiums for himself and his dependents for up to 12 months, and term life insurance premiums for 12 months. These payments and benefits replaced the payments contemplated by Mr. Ostrosky’s employment agreement, which would have been higher.

•

Mr. Roeschlein negotiated the terms of his employment when the Company recruited him in September 2006. Under his offer letter, he will immediately become vested in 50% of his unvested shares of restricted stock if the Company is subject to a change in control. If he experiences an involuntary termination within 12 months following the change in control, he will become vested in the remaining unvested shares. Mr. Roeschlein also entered into a severance agreement with the Company. Under that agreement, he is entitled to have his base salary and health insurance continued for 12 months if the Company terminates his employment without cause or he resigns for good reason within 12 months after a change in control.

Please see the section entitled “Potential Payments upon Termination or Change in Control” below for more details.

Financial Restatement

The Compensation Committee has not adopted a policy on whether or not the Company will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when a need actually arises, when all of the facts regarding the restatement are known.

In the Company’s Form 10-K as of and for the year ended March 31, 2007 (the “2007 Form 10-K”), the Company restated its consolidated balance sheet and related disclosures as of March 31, 2006 and March 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the Company’s fiscal years ended March 31, 2006 and March 31, 2005 and for the first quarter of fiscal 2007. The restatement includes adjustments arising from an internal review of the Company’s historical financial statements, as well as the determinations of a Special Committee of the Board of Directors, assisted by independent legal counsel and independent forensic and technical specialists, formed in November, 2006 to conduct an internal investigation into the Company’s historical stock option granting practices that concluded that its historical measurement dates could not be relied upon. The restatement is more fully described in Note 3, “Restatement of Consolidated Financial Statements,” to Consolidated Financial Statements. The Company’s 2007 Form 10-K also reflected the restatement of “Selected Consolidated Financial Data” in Item 6 for the fiscal years ended March 31, 2006, March 31, 2005, March 31, 2004, and March 31, 2003.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that the Company may deduct in any one year with respect to each of its named executive officers other than the chief financial officer. There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. Grants of options or stock appreciation rights under the Company’s 1999 Equity Incentive Plan are intended to qualify for the exemption. Grants of restricted shares or stock units under the Company’s 1999 Equity Incentive Plan, as well as cash bonuses, do not qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that the Company pays to its named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to the Company’s significant net operating loss carry-forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in the Company’s best interests.

The Company accounts for equity compensation paid to its employees under the rules of SFAS 123(R), which requires the Company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require the company to record cash compensation as an expense at the time the obligation is accrued. The Company has not tailored its executive compensation program to achieve particular accounting results.

Summary

The Compensation Committee believes that its compensation philosophy and programs are designed to foster a performance-oriented culture that aligns management’s interests with those of the Company’s stockholders. The Compensation Committee also believes that the compensation of the Company’s executive officers is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

James Thanos

James Arnold, Jr.

Brenda Zawatski

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Fiscal 2007 Summary Compensation Table

The following table sets forth the total compensation earned by the Company’s “principal executive officer,” “principal financial officer” and its other executive officers for all services rendered in all capacities to us in fiscal 2007:

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Total
Stephen Bennion President and Chief Executive Officer	2007	$320,971	$—	$343,939	$50,025	$—	$715,935

Bill Roeschlein(4) Chief Financial Officer and Secretary	2007	116,827	40,000	12,086	20,465	33,674	223,052

Terry Nicholson(5) Chief Operating Office—CLM business unit	2007	130,000	20,000	26,177	26,077	68,732	270,986

Steve Goldner(6) Vice President of Engineering	2007	123,692	—	22,778	26,601	59,394	232,465

(1)	See “Compensation Discussion and Analysis” above for a summary of the Company’s bonus and non-equity incentive plans.
(2)	Amounts reflect the total compensation expense for fiscal 2007, calculated in accordance with SFAS 123R under the modified prospective transition method. See Note 2 of the notes to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for fiscal year 2007, for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.
(3)	The amounts in this column represent bonus payments under the Company’s 2007 Executive Management Team Compensation Plan.
(4)	Mr. Roeschlein’s employment with the Company started on September 25, 2006.
(5)	Mr. Nicholson’s employment with the Company started on October 9, 2006.
(6)	Mr. Goldner’s employment with the Company started on September 27, 2006.

“Salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the “total” compensation of the Company’s named executive officers:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation
Stephen Bennion	45%	—%	—%
Bill Roeschlein	52	18	15
Terry Nicholson	48	7	25
Steve Goldner	53	—	26

Fiscal 2007 Grants of Plan-Based Awards

The following table sets forth information regarding each plan-based award granted to the Company’s named executive officers during fiscal 2007:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Stephen Bennion	8/8/2006	100,000		$2.48	$248,000
	8/17/2006		400,000	$2.34	$258,240

Bill Roeschlein	9/25/2006	50,000		$2.42	$121,000
	9/25/2006		150,000	$2.42	$135,390

Terry Nicholson	10/2/2006	75,000		$2.46	$184,500
	10/2/2006		350,000	$2.46	$298,585

Steve Goldner	9/26/2006	75,000		$2.47	$185,250
	9/26/2006		250,000	$2.47	$230,325

(1)	The amounts in this column represent restricted shares granted under the Company’s Equity Incentive Plan. The shares are contingent shares which vest after the close of the second consecutive fiscal quarter for which the Company’s consolidated financial statements show the Company earned a net income as reported by generally accepted accounting principles.
(2)

The amounts in this column represent options granted under our Equity Incentive Plan. The options granted to Messrs. Bennion, Roeschlein, Nicholson and Goldner become exercisable for  1/4th of the total shares when the optionee completes twelve months of continuous service following the grant date and for  1/ 48th of the total shares when the optionee completes each subsequent month of continuous service. For a description of the vesting acceleration provisions applicable to the options held by the Company’s executive officers, please see the section titled “—Potential Payments upon Termination or Change in Control” below.

(3)	The amounts in this column represent the fair market value of one share of the Company’s common stock, as determined by the closing price of the Company’s common stock on the date of grant.
(4)	The amounts in this column represent the aggregate grant date fair value of the stock options, computed in accordance with SFAS 123R. See Note 2 of the notes to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for fiscal year 2007, for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth information regarding the number of unexercised options and the number of unvested option shares held by each of the Company’s named executive officers as of March 31, 2007.

The vesting schedule applicable to each outstanding option is described in the footnotes to the table below. For a description of the vesting acceleration provisions applicable to the options held by the Company’s named executive officers, please see the section titled “—Potential Payments upon Termination or Change in Control” below.

	Option Awards						Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
			Exercisable	Unexercisable
Stephen Bennion	09/22/1999	(1)	300,000	0	$2.50	09/22/2009
	03/09/2000	(1)	50,000	0	$30.00	03/09/2010
	09/04/2001	(2)	200,000	0	$2.85	09/04/2011
	12/17/2002	(2)	300,000	0	$2.56	12/17/2012
	01/19/2005	(2)	135,416	114,584	$3.40	01/19/2005
	08/17/2006	(2)	58,333	341,667	$2.34	08/17/2016
							100,000	$248,000
Bill Roeschlein	09/25/2006	(1)	0	150,000	$2.42	09/25/2016
							50,000	$121,000
Terry Nicholson	10/02/2006	(2)	36,458	313,542	$2.46	10/02/2016
							75,000	$184,500
Steve Goldner	09/26/2006	(2)	31,250	218,750	$2.47	09/26/2016
							75,000	$184,500

(1)

The options granted to Messrs. Bennion and Roeschlein become exercisable for  1/4th of the total shares when the optionee completes twelve months of continuous service following the grant date and for  1/48th of the total shares when the optionee completes each subsequent month of continuous service.

(2)	The options granted to Messrs. Bennion, Nicholson and Goldner become exercisable for 1 /48th of the total shares when the optionee completes each month of continuous service following the grant date.

None of the stock awards granted to the Company’s executive officers vested in fiscal 2007, nor were any stock options exercised by the Company’s executive officers during fiscal 2007.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of the Company’s named executive officers’ employment before or after a change in control of the Company, as if each officer’s employment terminated as of March 31, 2007. For purposes of valuing the severance and vacation payments in the table below, the Company used each officer’s base salary rate in effect on March 31, 2007, and the number of accrued but unused vacation days on March 31, 2007.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer’s employment terminated on March 31, 2007. The closing price of the Company’s stock as of March 30, 2007, the last trading day prior to March 31, 2007, was $1.94, which was used as the value of the Company’s stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between $1.94 and the exercise price per share of the option. The value of the stock vesting acceleration was calculated by multiplying the number of unvested shares by $1.94.

The material terms of each named executive officer’s employment and severance agreements are described under “Compensation Discussion and Analysis” above.

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination without Cause prior to Change in Control	Change in Control Only	Constructive Termination or Termination without Cause after a Change in Control
Stephen Bennion	Cash Severance	$0	$340,000	$0	$510,000
	Option Acceleration	$0	$0	$0	$0
	Stock Acceleration	$0	$0	$97,000	$194,000
	Vacation Payout	$39,230.78	$39,230.78	$0	$39,230.78
	COBRA Premiums	$0	$17,336.28	$0	$26,004.42
	Total Value	$39,230.78	$396,567.06	$97,000	$769,235

Bill Roeschlein	Cash Severance	$0	$112,500	$0	$225,000
	Option Acceleration	$0	$0	$0	$0
	Stock Acceleration	$0	$0	$48,500	$97,000
	Vacation Payout	$7,031.25	$7,031.25	$0	$7,031.25
	COBRA Premiums	$0	$7,331.58	$0	$14,663.16
	Total Value	$7,031.25	$126,862.83	$48,500.00	$343,694.41

Terry Nicholson	Cash Severance	$0	$130,000	$0	$260,000
	Option Acceleration	$0	$0	$0	$0
	Stock Acceleration	$0	$0	$72,750	$145,500
	Vacation Payout	$7,005.00	$7,005.00	$0	$7,005.00
	COBRA Premiums	$0	$5,541.33	$0	$11,082.12
	Total Value	$7,005.00	$142,546.33	$72,750.00	$423,587.12

Steve Goldner	Cash Severance	$0	$120,000	$0	$240,000
	Option Acceleration	$0	$0	$0	$0
	Stock Acceleration	$0	$0	$72,750	$145,500
	Vacation Payout	$5,543.08	$5,543.08	$0	$5,543.08
	COBRA Premiums	$0	$5,955.42	$0	$11,910.84
	Total Value	$5,543.08	$131,498.50	$72,750.00	$402,953.92

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS AND CODE OF BUSINESS CONDUCT

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a Code of Business Conduct applicable to all directors, officers and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the NASDAQ Stock Market, Inc. The Code of Ethics for the Chief Executive Officer and Senior Financial Officers and Code of Business Conduct can be found on the Company’s website, http://www.selectica.com/Company/Overview/tabid/82/Default.aspx.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Second Amended and Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and person who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of the Reporting Persons’ Section 16(a) reports or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 2007, all Reporting Persons complied with all applicable filing requirements, except that Mr. Jurkowski filed one late report on Form 3.

FORM 10-K

THE COMPANY HAS PREVIOUSLY MAILED A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2007, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. SHOULD YOU REQUIRE AN ADDITIONAL COPY, REQUESTS SHOULD BE SENT TO SELECTICA, INC., 1740 TECHNOLOGY DRIVE, SUITE 450, SAN JOSE, CALIFORNIA, 95110, ATTN: STOCKHOLDER SERVICES.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110, Attn: Corporate Secretary, or contact the Company’s Corporate Secretary by telephone at (408) 570-9700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2008 Annual Meeting of Stockholders that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than July 22, 2008 in order to be included. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Such stockholder proposals should be addressed to Selectica, Inc., 1740 Technology Drive, Suite 450, San Jose, California, 95110, Attn: Stockholder Services.

Pursuant to Rule 14a-4(c) of the Securities and Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to October 5, 2008, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2008 Proxy Statement. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for notice of such proposal is instead a reasonable time before the date of the 2008 Annual Meeting of Stockholders.

MISCELLANEOUS AND OTHER MATTERS

Discretionary Proxy Voting Authority/Stockholder Proposals—Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the notice provisions contained in the Company’s Bylaws, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, such proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority with respect to such proposal if the Company includes, in its proxy statement, advice on the nature of the matter and how the Company intends to exercise its discretion to vote on such matter.

Other Business—If any other items or matters properly come before the Annual Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

ROBERT JURKOWSKI
Chairman of the Board of Directors and Chief Executive Officer

San Jose, California

November 19, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix A

SELECTICA, INC.

AUDIT COMMITTEE CHARTER

(as adopted by the Board of Directors on January 21, 2004)

PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Selectica, Inc. (the “Company”) shall be to oversee the Company’s accounting practices, system of internal controls, audit processes, and financial reporting processes.

RESPONSIBILITIES

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

The Committee shall rely on the expertise and knowledge of the Company’s management, the Company’s independent auditors and, to the extent applicable, the Company’s internal auditors (or other persons responsible for the Company’s internal audit function) in carrying out its oversight responsibilities. Management of the Company is responsible for ensuring that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

MEMBERSHIP

The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three (3) members of the Board who meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1.	Each member will be an independent director in accordance with the applicable rules of The Nasdaq National Market (“Nasdaq”) and the rules of the Securities and Exchange Commission (“SEC”);

2.	Each member will be able to read and understand fundamental financial statements, in accordance with the applicable rules of Nasdaq;

3.	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in accordance with the applicable rules of Nasdaq; and

4.	At least one member will be an “audit committee financial expert” in accordance with the applicable rules of Nasdaq and the SEC.

The Board shall designate one member of the Committee as the Committee’s Chairperson.

RESPONSIBILITIES AND AUTHORITY

The responsibilities and authority of the Committee shall include:

Processes, Controls and Risk Management

1.	Reviewing periodically the Company’s financial reporting processes and disclosure controls and processes, based on consultation with the Company’s management and independent auditors and counsel;

2.	Reviewing periodically the adequacy and effectiveness of the Company’s internal control policies and procedures, including, to the extent applicable, the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function, based on consultation with the Company’s management and independent auditors;

3.	Reviewing the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC;

4.	Discussing guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with the Company’s management and independent auditors;

Independent Auditors

5.	Appointing, approving the compensation of and overseeing the work of the Company’s independent auditors; in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors and the independent auditors shall report directly to the Committee;

6.	Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible);

7.	Discussing with the Company’s independent auditors their annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used, and any other matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

8.	Reviewing quarterly with management, the Company’s independent auditors and, to the extent applicable, the internal auditors (or other persons responsible for the Company’s internal audit function):

•

The results of the annual audit of the Company and the independent auditors’ procedures with respect to interim periods, including any significant findings, comments or recommendations of the independent auditors and, to the extent applicable, internal auditors (or other persons responsible for evaluating the Company’s compliance with internal controls) together with management’s responses thereto; and

•	Any significant changes in the Company’s accounting principles or the methods of applying the Company’s accounting principles;

9.	Reviewing and discussing reports from the independent auditors on:

•	All critical accounting policies and practices used by the Company;

•

Alternative accounting treatments within generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments; and

•	Other material written communications between the independent auditors and management;

10.	Reviewing with the Company’s independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards;

11.	Obtaining and reviewing at least annually a report by the Company’s independent auditors describing:

•	The independent auditors’ internal quality-control procedures; and

•

Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

12.	Obtaining and reviewing at least annually a formal written statement by the Company’s independent auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as it may be modified or supplemented, and reviewing and discussing with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors; in this regard, the Committee shall take appropriate action, if necessary, to ensure the independence of the auditors;

13.	Reviewing periodically with the independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management;

SEC Reports and Other Disclosure

14.	Reviewing with:

•	Management and the Company’s independent auditors, before release, the audited financial statements and unaudited interim financial statements; and

•

Management and the Company’s independent auditors, before release, the Company’s earnings announcements or financial releases and Management’s Discussion and Analysis (MD&A) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q;

15.	Directing the Company’s independent auditors to review, before filing with the SEC, the Company’s interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

16.	Overseeing compliance with the disclosure requirements of the SEC, including disclosure of information regarding auditors’ services and audit committee members, member qualifications and activities;

Other Responsibilities and Authority

17.	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

18.	Reviewing and approving all related party transactions in accordance with the applicable rules of Nasdaq;

19.	Reviewing, approving and monitoring the Company’s code of ethics for the Chief Executive Officer and senior financial officers in accordance with the applicable rules of Nasdaq and the SEC;

20.	Establishing hiring policies regarding employment of employees, or former employees, of the Company’s independent auditors in accordance with the applicable rules of Nasdaq and the SEC;

21.	Reviewing the Committee’s own charter, structure, processes and membership requirements, at least on an annual basis;

22.	Preparing and periodically updating an annual calendar and checklist for the Committee’s responsibilities and authority; and

23.	Performing such other duties as may be requested by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities and personnel of the Company.

The Committee shall have the authority to engage independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

EDUCATION

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

MEETINGS

The Committee will establish its own schedule and will meet at least one (1) time each fiscal quarter.

The Committee will meet separately with members of the Company’s management, the Company’s independent auditors and, to the extent applicable, internal auditors (or other persons responsible for monitoring the Company’s compliance with internal controls) at such times as the Committee deems appropriate.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

The Committee shall prepare all reports required to be included in the Company’s filings with the SEC, pursuant to and in accordance with applicable rules of the SEC.

The Committee also shall report regularly to the full Board, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls or disclosure controls, the performance and independence of the Company’s independent auditors, or any other issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board in accordance with the applicable rules of Nasdaq and the SEC.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY

The Committee may, to the extent permitted under applicable law, the applicable rules of Nasdaq and the SEC, and the Company’s Certificate of Incorporation and Bylaws, delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided that such pre-approval decision is presented to the full Committee at a scheduled meeting.

SELECTICA, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, December 19, 2007

9:00 a.m. Local Time

Selectica Company Headquarters

1740 Technology Dr., Suite 450

San Jose, CA 95110

Selectica, Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 19, 2007.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Robert Jurkowski and Bill Roeschlein, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of director:	01 James Arnold, Jr.	☐ Vote FOR the nominees	☐ Vote WITHHELD from the nominee

2. To ratify the appointment of Armanino McKenna, LLP as the Company’s independent accountants for the fiscal year ending March 31, 2008	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  ☐

Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.